Exhibit (p)
                                   FORUM FUNDS

                                 Code of Ethics

                                December 18, 1995

                         Adopted Pursuant to Rule 17j-1

                    Under the Investment Company Act of 1940

INTRODUCTION

         This Code of Ethics has been adopted by Forum Funds (the "Trust") with respect to each of its investment portfolios (each a "Fund") to establish standards and procedures for the detection and prevention of activities by which persons having knowledge of the investments and investment intentions of a Fund may abuse their fiduciary duties to the Fund and to deal with other types of conflict of interest situations.

         No access person (as defined below) shall use any information concerning the investments or investment intentions of a Fund, or his or her ability to influence such investment intentions, for personal gain or in a manner detrimental to the interests of a Fund. In addition, no access person shall, directly or indirectly in connection with the purchase or sale of a security held or being considered for purchase or sale by a Fund:

         (i)      employ any device, scheme or artifice to defraud the Fund;

         (ii) make to the Fund, the Fund's investment adviser or distributor any untrue statement of a material fact or omit to state to any of the foregoing a material fact necessary in order to make the statements made, in light of the circumstances under which they are made, not misleading;

         (iii) engage in any act, practice, or course of business which operates or would operate as a fraud or deceit upon the Fund; or

         (iv)     engage in any manipulative practice with respect to the Fund.

SECTION 1.  DEFINITIONS

         (a) "access person" means: any trustee, officer or advisory person of the trust.

         (b) "Access Person Account" means any securities account in which an access person has a direct or indirect beneficial interest.

         (c)      "Act" means the Investment Company Act of 1940, as amended.

         (d)      "advisory person" means, with respect to the trust:

         (i) any employee of the trust or of any company in a control relationship with the trust who, in connection with the employee's regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of a security by the trust, or whose functions relate to the making of any recommendations with respect to such purchases or sales; and

         (ii) any natural person in a control relationship to the trust that obtains information concerning recommendations made to the trust with regard to the purchase or sale of a security.



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         (e) "being  considered  for purchase or sale" means,  with respect to a security, when a recommendation to purchase or sell that security has been communicated and, with respect to the person making the recommendation, when that person seriously considers making the recommendation.

         (f) "beneficial owner" shall have the same meaning as that set forth in Rule 16a-1(a) under the Securities Exchange Act of 1934, as amended, except that the determination of direct or indirect beneficial ownership shall apply to all securities which an access person has or acquires. A beneficial owner of a security is any person who, directly or indirectly,

         (i) through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power (including the power to direct voting) or investment power (including the power to direct a disposition) in the security or

         (ii) through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect pecuniary interest (the opportunity, directly or indirectly, to profit or share in any profit derived from a transaction in the subject securities) in a security.

         (g) "control" shall mean the power to exercise a controlling influence over the management or policies of a company, unless such power is solely the result of an official position with such company.

         (h) "security" shall mean a "security" as defined in Section 2(a)(36) of the Act; provided, however, that the term security shall not include:

         (i) obligations issued or guaranteed by the U.S. Treasury or any other "Government security" as defined in Section 2(a)(16) of the Act with a remaining maturity of 12 months or less;

         (ii)     bankers' acceptances and bank certificates of deposit;

         (iii)    commercial paper;

         (iv)     repurchase agreements covering any of the foregoing;

         (v) other money market instruments as determined by the trust's Board of Trustees (the "Board"); and

         (vi)     shares of registered open-end investment companies.

SECTION 2.  PROHIBITED TRANSACTIONS

         (a) Access Person Account Prohibitions. No access person Account may purchase or sell any security if, to the knowledge of any access person having any beneficial ownership in the Access Person Account, that security (i) is being considered for purchase or sale by any Fund, (ii) is being purchased or sold by any Fund, or (iii) has been purchased or sold by any Fund within the preceding 5 business days. These prohibitions shall not apply if the access person obtains advance clearance of the transaction in accordance with the procedures in Section 3(b).

         (b)      Clearance of Transactions.   The prohibitions  of Section 3(a)
shall not apply to:

         (i) purchases or sales affected in any account over which an access person has no direct or indirect influence or control;

         (ii) purchases which are part of an automatic dividend reinvestment plan;

         (iii) purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer; or



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         (iv)  purchases or sales that are determined to be unlikely to have any economic impact on a Trust or on a Fund's ability to purchase or sell securities of the same type or other securities of the same issuer. Any such determination shall be made by an appropriate officer of the investment adviser to the subject Fund (such officer to have no personal interest in the subject transaction) and must be obtained in writing no more than 10 business days prior to the purchase or sale of a security. Among other things, the following factors should be considered in determining whether or not a proposed transaction should be allowed:

                  (A) whether the amount or nature of the transaction or person making it is likely to affect the price or market for the security;

                  (B) whether the individual making the proposed purchase or sale is likely to benefit from purchases or sales being made or being considered by the Fund;

                  (C) whether the security proposed to be purchased or sol is one that would qualify for purchase or sale by the Fund;

         (c) Undue Influence; Disclosure of Personal Interest. No access person shall cause or attempt to cause any Fund to purchase, sell or hold any security in a manner calculated to create any personal benefit to the access person or any Access Person Account. No access person shall recommend any securities transactions for a Fund without having disclosed his or her interest, if any, in such securities or the issuer thereof, including, without limitation, (i) his or her direct or indirect beneficial ownership of any securities of such issuer,
(ii) any position with such issuer or its affiliates and (iii) any present or proposed business relationship between such issuer or its affiliates, on the one hand, and such person or any party in which such person has a significant interest, on the other hand.

         (d)      Corporate  Opportunities.   All access  persons are  expressly
prohibited from taking personal advantage of any opportunity properly belonging to a Fund.

         (e) Confidentiality. Except as required in the normal course of carrying out an access person's business responsibilities, access persons are prohibited from revealing information relating to the investment intentions or activities of any Fund, or securities that are being considered for purchase or sale on behalf of any Fund.

SECTION 3.  REPORTING REQUIREMENTS

         (a) Access Person Reporting. All access persons must report the information described in Section 3(b) with respect to transactions in any security in which the access person has, or by reason of such transaction acquires, any direct or indirect beneficial ownership. All access persons of the trust must report to the Secretary of the trust unless they are otherwise required to report to the distributor or an investment adviser of the trust pursuant to a Code of Ethics adopted by those entities. No person is required to make a report with respect to transactions effected for any account over which such person does not have any direct or indirect influence or control.

         (b) Trustee Reporting. A trustee of the trust who is not an interested person of the trust as defined in Section 2(a)(19) of the Act need only report a transaction if at the time of the transaction the trustee knew or, in the ordinary course of fulfilling his or her official duties as a trustee, should have known that, during the 15 day period immediately preceding or after the date of the transaction in a security by the trustee, such security is or was purchased or sold by a Fund or such purchase or sale was being considered for purchase or sale by a Fund or an investment adviser to a Fund.

         (c) Report Contents. Every report shall be made no later than 10 days after the end of the calendar quarter in which the transaction to which the report relates was effected, and (with respect to those reports required to be submitted to the Secretary) shall contain the following information:



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         (i)      the date of  the transaction, the title and  number of shares, and the principal amount of each security involved;

         (ii) the nature of the transaction (i.e., purchase, sale or other type of acquisition or disposition);

         (iii)    the price at which the transaction was effected; and

         (iv) the name of the broker, dealer or bank with or through whom the transaction was effected.

All access person reports submitted to the distributor or an investment adviser of the trust pursuant to Section 3(a) shall contain the information required by the distributor or investment adviser.

         (d) Report Qualification. Any report may contain a statement that the report shall not be construed as an admission by the person making the report that he or she has any direct or indirect beneficial ownership in the securities to which the report relates.

SECTION 4.  MISCELLANEOUS

         (a) Notification Of Access Persons. The Secretary of the trust shall identify all access persons of the trust and inform them of this Code of Ethics and shall inform those access persons who are required to make reports to the Secretary of their reporting requirements. Appendix A, as it may be amended from time to time by the Secretary of the Trusts is a list of access persons who must report to the Secretary pursuant to Section 3 hereof. The duties of the Secretary may be delegated to the appropriate compliance personnel of the distributor and investment advisers to the trust.

         (b) Sanctions. Upon discovering a violation of this Code of Ethics, the Board may impose such sanctions as it deems appropriate, including, among other things, a letter of censure or suspension or termination of the employment of the violator.

         (c) Required Records. The trust shall maintain and cause to be maintained in an easily accessible place a copy of any Code of Ethics adopted by a Fund pursuant to Rule 17j-1 under the Act which has been in effect during the previous five (5) years. With respect to those access persons reporting to the Secretary, the trust shall maintain and cause to be maintained:

         (i) a record of any violation of any Code of Ethics adopted by the trust pursuant to Rule 17j-1 under the Act and of any action taken as a result of such violation, each for a period of not less than six years in an easily accessible place;

         (ii) a copy of each report made a period of not less than six years, the first three years in an easily accessible place; and

         (iii) a list of all persons who are, or within the past five years have been, required to make reports pursuant to any Code of Ethics adopted by a Fund pursuant to Rule 17j-1 under the Act, in an easily accessible place.

         (d) Reporting. At least annually the Secretary shall report to the Board on all matters relating to the operation of this Code.





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                                   APPENDIX A

                                 ACCESS PERSONS

                                Costas Azariadis

                                 James C. Cheng

                                J. Michael Parish

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